Filed Pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-204908
333-204908-06

PROSPECTUS ADDENDUM (to Amendment No. 3, dated November 14, 2014, to Prospectus Supplement dated September 28, 2010 and Prospectus dated April 29, 2016)

UBS AG

UBS SWITZERLAND AG

UBS AG 1xMonthly Short Exchange Traded Access Securities (ETRACS) Linked to the Alerian MLP Infrastructure Total Return Index due October 1, 2040

This prospectus addendum relates to the series of outstanding Exchange Traded Access Securities entitled “UBS AG 1xMonthly Short Exchange Traded Access Securities (ETRACS) Linked to the Alerian MLP Infrastructure Total Return Index due October 1, 2040” (the “Securities”), which was previously issued by UBS AG and is part of a series of debt securities entitled “Medium Term Notes, Series A”. The Securities were initially registered, and all or a portion were initially offered and sold, under registration statements previously filed by UBS AG. When UBS AG initially registered your Securities, UBS AG prepared a prospectus supplement (as amended or supplemented from time to time), referred to as the “original prospectus supplement”, relating to the Securities. The original prospectus supplement, which is Amendment No. 3, dated November 14, 2014, to the prospectus supplement dated September 28, 2010, was attached to a “base” prospectus dated November 14, 2014, which has been replaced from time to time by a new “base” prospectus, most recently a “base” prospectus dated March 17, 2016. This prospectus addendum and the prospectus supplement will be used by UBS AG in connection with the continuous offering of the Securities. Certain terms we use in this prospectus addendum are defined in the original prospectus supplement.

UBS AG has now prepared a new “base” prospectus dated April 29, 2016. This new base prospectus replaces the base prospectus dated March 17, 2016. Because the terms of your Securities otherwise have remained the same, UBS AG is continuing to use the original prospectus supplement. As a result, you should read the original prospectus supplement for your Securities, which gives the specific terms of your Securities, together with the new base prospectus dated April 29, 2016. When you read these documents, please note that all references in the original prospectus supplement to the base prospectus dated November 14, 2014, June 12, 2015 or March 17, 2016, or to any sections of the applicable base prospectus, should refer instead to the new base prospectus dated April 29, 2016, or to the corresponding section of that new base prospectus. In addition, please note that instead of using the website links in the original prospectus supplement to the base prospectus dated November 14, 2014, June 12, 2015 or March 17, 2016, you should use the following website link to access the new base prospectus dated April 29, 2016:

http://www.sec.gov/Archives/edgar/data/1114446/000119312516569378/d161008d424b3.htm

Please also disregard the table of contents for the base prospectus dated November 14, 2014, June 12, 2015 or March 17, 2016 that is provided in the original prospectus supplement. A table of contents for the new base prospectus is provided on page i of the new base prospectus.

In addition, UBS AG has determined to offer all holders of the Securities the option, upon early redemption and solely for purposes of determining the Redemption Amount, but not for any other purpose, to elect that the Index Performance Percentage (which is used to determine the Closing Indicative Security Value, and therefore the Redemption Amount) be calculated using the Index Closing Level on the Redemption Valuation Date instead of the Final VWAP Level. If the redeeming holder so elects, the Index Performance Percentage will be calculated, for purposes of determining the Redemption Amount, as:

Index Closing Level on the Redemption Valuation Date Date	– 100%
the Monthly Initial Closing Level

Holders will not know the Redemption Amount at the time that they elect to redeem their Securities. Similarly, holders will not know at the time of their election whether the Redemption Amount would be greater if the Index Performance Percentage were calculated using the Final VWAP Level or using the Index Closing Level. Any election to redeem any of the Securities, and any election to have the Index Performance Percentage calculated using the Index Closing Level instead of the Final VWAP Level, is irrevocable. Holders will not be able to rescind their election to redeem their Securities, or their election to have the Index Performance Percentage calculated using the Index Closing Level instead of the Final VWAP Level, after a redemption notice is received by UBS or after the holder indicates to UBS which alternative it elects to calculate the Index Performance Percentage, respectively.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any affiliate of UBS AG may use this prospectus addendum, together with the original prospectus supplement and the new base prospectus, in connection with offers and sales of the Securities in market-making transactions. Please see “Supplemental Plan of Distribution” in the original prospectus supplement and “Plan of Distribution” in the new base prospectus.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Addendum dated April 29, 2016